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                                    EXHIBIT 5


            OPINION OF GENERAL COUNSEL OF PROTECTIVE LIFE CORPORATION


                                  June 1, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Registration Statement on Form S-3
     Relating to Protective Life Corporation
     Deferred Compensation Plan for
     Sales Managers, Agents, and Representatives

Ladies and Gentlemen:

As General Counsel of Protective Life Corporation, a Delaware corporation (the "Corporation"), I am acting as counsel to the Corporation in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the shares of Common Stock, $0.50 par value per share ("Common Stock") available under the Protective Life Corporation Deferred Compensation Plan for Sales Managers, Agents, and Representatives (the "Plan").

I am generally familiar with the properties and affairs of the Corporation (including the Plan). I have also examined those records I deemed necessary for the purpose of this opinion. On that basis, I am of the opinion that up to 100,000 shares of Common Stock when issued pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Corporation's Registration Statement on Form S-3 relating to the Plan.

Very truly yours,


/s/ Deborah J. Long
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Deborah J. Long
General Counsel